UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

April 24, 2023

Date of Report (Date of earliest event reported)

TechnipFMC plc

(Exact name of registrant as specified in its charter)

United Kingdom	001-37983	98-1283037
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Hadrian House, Wincomblee Road Newcastle Upon Tyne United Kingdom	NE6 3PL

One Subsea Lane Houston, Texas United States of America	77044
(Addresses of principal executive offices)	(Zip Codes)

+44 191-295-0303

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary shares, $1.00 par value per share	FTI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

Amendments to the Credit Agreement

On April 24, 2023, TechnipFMC plc (the “Company”) entered into a fifth amendment (the “Amendment No. 5”) to its credit agreement dated February 16, 2021 (as amended from time to time) providing for a senior secured multicurrency revolving credit facility (the “Existing Credit Facility” and as amended, the “Credit Agreement”). Capitalized terms used in this Form 8-K but not defined have the meaning provided in Amendment No. 5.

The Amendment No. 5 increases the commitments available to the Company under the Credit Agreement to $1,250,000,000 and extends the term of the Credit Agreement to five years from the date of the Amendment No. 5. The Credit Agreement also provides for a $250,000,000 letter of credit sub-facility.

Borrowings under the revolving credit facility bear interest at the following rates, plus an applicable margin, depending on currency:

•

U.S. dollar denominated loans bear interest, at the higher of the prime rate last quoted by The Wall Street Journal in the U.S. as the prime rate in effect, an adjusted rate linked to the New York Federal Reserve Bank rate from time to time or an adjusted rate linked to the Term SOFR Rate for one month interest period;

•	Sterling denominated loans bear interest at Adjusted Daily Simple SONIA Rate; and

•	Euro denominated loans bear interest on adjusted rate linked to the Euro interbank offered rate.

The applicable margin for borrowings under the revolving credit facility ranges from 2.50% to 3.50% for Euro and Sterling loans and 1.50% to 2.50% for U.S. dollar loans, depending on a total leverage ratio. The Credit Agreement is subject to customary representations and warranties, covenants, events of default, mandatory repayment provisions and financial covenants.

Upon the occurrence of an Investment Grade Debt Rating by any two of three Rating Agencies and the satisfaction of certain other conditions precedent, the collateral securing the Credit Agreement and the guarantees provided by certain subsidiaries of the Company shall be automatically released and certain negative covenants will no longer apply to the Company.

Performance Letter of Credit Facility

On April 24, 2023, the Company entered into a new $500,000,000 five-year senior secured performance letters of credit facility (the “Performance LC Credit Agreement”). The commitments under the Performance LC Credit Agreement may be increased to $1,000,000,000, subject to the satisfaction of certain customary conditions precedent related to the increase in commitments.

The Performance LC Credit Agreement permits the Company and its subsidiaries to have access to performance letters of credit denominated in a variety of currencies to support the contracting activities of the Company and its subsidiaries with counterparties that require or request a performance guarantee or similar.

The Performance LC Credit Agreement contains substantially the same customary representations and warranties, covenants, events of default, mandatory repayment provisions and financial covenants as the Credit Agreement and benefits from the same guarantees and security as the Credit Agreement on a pari passu basis.

Upon the occurrence of an Investment Grade Debt Rating by any two of three Rating Agencies and the satisfaction of certain other conditions precedent, the collateral securing the Performance LC Credit Agreement and the guarantees provided by certain subsidiaries of the Company shall be automatically released and certain negative covenants therein will no longer apply to the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1*	Amendment No. 5 to the Credit Agreement, dated April 24, 2023, by and among TechnipFMC plc, FMC Technologies, Inc. and TechnipFMC Finance Limited as borrowers, JPMorgan Chase Bank, N.A., BofA Securities Inc., Citibank, N.A., as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as administrative agent, Société Générale, Standard Chartered Bank, Sumitomo Mitsui Banking Corporation and Wells Fargo Bank, National Association, as co-documentation agents, and the lenders party thereto

10.2*	Performance LC Credit Agreement, dated April 24, 2023, by and among TechnipFMC plc, FMC Technologies, Inc. and TechnipFMC Finance Limited as borrowers, the lenders and Issuing Banks party thereto, DNB Bank ASA, New York Branch, as administrative agent and DNB Markets, Inc., Deutsche Bank AG, New York Branch, Société Générale and Wells Fargo Bank, National Association as joint lead arrangers and joint bookrunners

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*	Certain schedules and annexes have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechnipFMC plc

By: /s/ Alf Melin
Dated: April 25, 2023	Name: Alf Melin
Title: Executive Vice President and Chief Financial Officer